Exhibit 1.1

L & S Light and Strong Ltd.

Amended Articles of Association

Amended Articles of Association of

L&S Light and Strong Ltd.

Introduction

1.	1.1	In these articles, unless the context requires otherwise –

"person", "individual" or "persons"	Including a corporation;

"in writing"	In handwriting, print, by typewriter, photocopy, telex, fax, or in any other legible deedat;

"shareholder"	A person who is a shareholder on the determining date as stated in section 182 of the Companies Law, should a determining date exist in relation to the matter in question;

"registered shareholder"	A person whose name is recorded in the register of shareholders in the company;

"unregistered shareholder"	A shareholder as defined in section 177(1) of the Law;

"the company"	L&S Light and Strong Ltd;

"the Law" or "the Companies Law"	The Companies Law, 5759-1999, as amended from time to time, and the regulations enacted pursuant thereto;

"the secretary"	A person who shall be appointed to serve as the company's secretary;

"the register" or "the register of shareholders"	The register of shareholders in the company which must be maintained according to the Law;

"the office" or "the registered office"	The company's registered office, at the place where it shall be located from time to time;

"the Ordinance" or "the Companies Ordinance"	The Companies Ordinance (New Version), 5743-1983, as amended from time to time, and the regulations which shall be enacted pursuant thereto;

"simple majority"	A simple majority of all votes cast by those shareholders who are eligible to vote at a general meeting or a class meeting, as the case may be, discounting abstentions;

"month" or "year"	According to the Gregorian calendar;

"corporation"	A company, partnership, cooperative, association, and any other incorporated or unincorporated body of persons;

"these articles" or "the articles"	The articles of association as worded in this document, as shall be amended from time to time;

1.2	Any term used in these articles for which no definition is given above in this article shall have the meaning given to it in the Companies Law, unless such meaning would be at variance with the deed or substance of the subject in relation to which it appears; the singular deed of words shall be deemed to include their plural deed and vice versa and words written in the masculine gender shall be deemed to include the feminine gender and vice versa.

1.3	Paragraph headings have been added to these articles purely for the sake of convenience and should not be used in order to interpret them.

1.4	Any mention in these articles of their provisions being subject to those of the Ordinance and/or of the Companies Law and/or any other enactment shall be understood, unless the context implies otherwise, as referring to those provisions of the Ordinance and/or of the Companies Law and/or any other enactment the application of which may not be excluded.

1.5	Unless stipulated otherwise in these articles and provided that they are not at variance with the provisions of these articles, the company shall be bound by those provisions of the Companies Law the application of which may be excluded.

Name of the company

2.	The name of the company is as follows:

2.1	In Hebrew: L&S Light and Strong Ltd.

2.2	In English: L&S Light and Strong Ltd.

Limited liability

3.	The liability of the shareholders for the company's debts shall be limited to the full unredeemed value (nominal value together with any premium) of their shares.

Objects of the company

4.	The company may engage in any lawful enterprise, subject to the company's objects as described in its memorandum of incorporation.

Businesses

5.	The company may, at any time, engage in any industry, or type of businesses, which it is expressly or impliedly authorized to pursue under article 4 above, or disengage in any such businesses, regardless of whether it had actually begun trading in the industry or type of businesses in question or not.

Donations

6.	The company may donate reasonable sums to appropriate causes, even if such donation is not motivated by commercial considerations. The board of directors is authorized to decide in its discretion the amounts of the donations, the causes for which they are being given, the identity of the recipient of the donation and any other condition connected therewith.

The registered office

7.	The registered office of the company shall be located at an address to be determined by the board of directors, as changed from time to time.

The articles

8.	The company may alter these articles within the framework of a general meeting resolution which was adopted by a simple majority.

9.	A general meeting resolution which was adopted by the majority required to amend the articles as stated in article 8 above and which alters any provision of these articles, shall be regarded as a resolution which amends these articles even if it was not expressly described as doing so in the resolution.

10.	Subject to the provisions of the Companies Law, amendments made to these articles shall come into force from the date on which the amending resolution was adopted by the company or at such later date as was stipulated therein.

Registered share capital

11.	The company's registered share capital is 1,000,000,000 shares having no nominal value (hereinafter: "the ordinary shares"). The company may alter its registered share capital in accordance with the provisions of the Companies Law and these articles.

The shares

12.	Each ordinary share in the company's capital shall for all intents and purposes carry the same rights as any other ordinary share, including the right to a dividend, bonus shares and to receive a part of the company's surplus assets should it go into liquidation proportionate to the nominal value of each share, disregarding any premium paid on it, and all subject to the provisions of these articles.

13.	Each ordinary share shall entitle its owner to participate in and have one vote in relation to resolutions presented to the general meeting of the company.

14.	A shareholder in the company is a person whose name is recorded in the register of shareholders as a shareholder and a person in whose favor a share is registered with a stock exchange member which is included amongst the shares recorded in the company's register of shareholders in the name of a nominee company.

The name of a shareholder who holds a share on trust shall be recorded in the register of shareholders while indicating his fiduciary position and he shall be regarded for the purposes of the Companies Law as a shareholder. Without derogating from the foregoing, the company shall recognize the trustee, as aforesaid, as being a shareholder for all intents and purposes, and shall not recognize any other person, including the beneficiary, as having any right in the share.

Without derogating from the foregoing, and subject to the provisions of these articles, apart from shareholders in the company, as stated in this article 14 and unless a competent court orders otherwise, no person shall be recognized by the company as having any right in a share and the company shall not be bound by or recognize any equitable, fiduciary, beneficial, future or partial interest in any share or any benefit in a fraction of a share or any other right in relation to a share but only the right of a shareholder as stated in this article 14 in a complete share.

Share certificates

15.	Certificates attesting to a proprietary right in shares shall bear the company's seal and the signatures of one director and the company's general manager or secretary or the signatures of any two people who shall from time to time be appointed for this purpose by the board of directors.

The board of directors may decide that one or more of the aforementioned signatures shall be written by such mechanical method as it shall determine.

16.	Unless the terms upon which shares were issued stipulate otherwise:

16.1	Each registered shareholder shall be entitled to receive from the company, at his request, within two months from the allocation or registration of the transfer, as the case may be, one certificate attesting to his ownership of the shares registered in his name, or, with the company's consent, a number of such certificates.

16.2	A nominee company shall be entitled to receive from the company, at its request, within two months from the allocation or registration of the transfer, as the case may be, one certificate attesting to the number and class of shares which are listed alongside its name in the register of shareholders.

17.	Subject to the provisions of the Companies Law, each certificate shall describe the quantity of shares for which it was issued, their serial numbers and nominal value.

18.	A certificate pertaining to a share which is registered in the names of two or more persons, shall be given to the person whose name appears first in the register of shareholders in relation to that share, unless the company shall instruct all the registered proprietors of the share, in writing, to pass it on to another registered proprietor.

19.	Should a share certificate be damaged, destroyed, lost or spoiled, the board of directors may order it to be cancelled and issue a new certificate in its place, provided that the original share certificate was returned to and destroyed by the company or it was proved to the board of directors' satisfaction that the original share certificate had been lost or destroyed and the company had received guarantees to the board of directors' satisfaction for any possible damage. A reasonable fee shall be charged, as determined by the board of directors from time to time, for a share certificate issued under this article.

Payments for shares

20.	All shares comprised within the company's issued capital shall have been fully redeemed.

Forfeiture of shares

21.	Without derogating from the provisions of article 20 above, the board of directors may forfeit a share which was allocated by the company and sell it, if all or part of the consideration which the shareholder undertook to pay for the share, was not paid to the company on the date and in accordance with the terms that were stipulated in the allocation agreement or in the articles, and the provisions of the Companies Law shall apply with regard to this matter.

Transfer and endorsement of shares

22.	Any transfer of shares which are recorded in the name of a shareholder in the register of shareholders, including a transfer by or to the nominee company, shall be carried out in writing using a stock transfer deed signed personally by the transferor and the transferee or by their representatives and by the witnesses to their signatures and submitting it at the registered office or at such other place as the board of directors shall stipulate for this purpose. Subject to the provisions of the Companies Law, no transfer of shares shall be recorded in the register of shareholders until after the stock transfer deed has been submitted to the company as aforesaid; the transferor shall continue to be regarded as the proprietor of the shares being transferred until the transferee's name has been recorded in the register of shareholders as their owner.

23.	The stock transfer deed shall be prepared in writing and incorporate the standard wording used in Israel or such other wording as the board of directors shall approve of. Where the transferor or the transferee is a corporation, a letter shall be produced from an attorney, an accountant or other person whose identity is acceptable to the board of directors, confirming that the persons who signed the stock transfer deed on behalf of the corporation were authorized to make or receive the transfer, as the case may be.

24.	The company may close the register of shareholders for such period of time as the board of directors shall determine, provided that it shall not exceed a total of thirty days per year. During periods when the register is closed no share transfer shall be recorded in it. Without derogating from the foregoing, the board of directors may set a determining date regarding the entitlement to vote at general meetings, receipt of a dividend, the allocation of any rights or for any other lawful purpose.

25.	Subject to the provisions of these articles or the terms upon which shares of a given class were issued, the shares may be transferred without the need for the board of directors' approval.

26.	Each stock transfer deed shall be submitted at the office or at any other place which the board of directors shall nominate for the purpose of registration, together with the share certificate for the shares being transferred, if one had been issued, and all other documentary evidence which the board of directors shall require in order to prove the proprietary interest of the transferor or his right to transfer the shares. Registered stock transfer deeds shall be retained by the company, while any stock transfer deed which the board of directors refused to register shall be returned upon his request to the person who submitted it.

27.	Should the board of directors have refused to approve a transfer of shares, it shall inform the transferor of this within one month from the date on which the stock transfer deed was received.

28.	The company shall be entitled to charge a reasonable fee under the circumstances for registering the transfer, the amount of which shall be determined from time to time by the board of directors.

29.	29.1	Subject to the provisions of the Companies Law and these articles, should it be proved to the satisfaction of the company's board of directors in such ways as it had determined, that the legal requirements for endorsing ownership of shares recorded in the register of shareholders in the name of the registered shareholder, have been complied with, then the company shall exclusively recognize the transferee as the proprietor of the shares in question.

29.2	Notwithstanding the foregoing, should one or several persons listed in the register of shareholders as joint proprietors of the shares die, then the company shall recognize the surviving registered owners, and them only, as being entitled to the proprietary rights in those shares.

30.	30.1	Subject to the provisions of these articles, upon being ordered by a court to do so, or upon the company's board of directors being satisfied in ways which it had stipulated that the statutory requirements for endorsing ownership of the shares had been complied with, the company shall change the names of the owners of the shares as recorded in the register of shareholders. However, the company shall not recognize the right of any person in the shares before his entitlement to them has been proved, as aforesaid.

30.2	Without derogating from the foregoing, the board of directors may refuse to carry out the registration or postpone it, in the same way as it would have had the authority to do if the registered proprietor himself had transferred the share, before the right was endorsed.

31.	Subject to the provisions of the Companies Law and of these articles, a person who became entitled to shares as stated in article 29 above shall also be entitled to transfer them in the same way the registered proprietor would have been free to do himself, before the right was endorsed.

32.	The company may destroy stock transfer deeds seven years from the date on which the transfer was recorded in the register of shareholders and may destroy cancelled share certificates seven years from the date of their cancellation, and a prima facie presumption shall exist that all stock transfer deeds and certificates which were destroyed as aforesaid, had been completely valid and that the transfers, cancellations and registrations as the case may be, had been carried out according to law.

Alterations to capital

33.	The company may, within the framework of a resolution adopted at the general meeting by a simple majority, enlarge its registered share capital by creating additional shares of such classes as it shall determine.

34.	Subject to the provisions of the Companies Law, the company may, within the framework of a resolution adopted by the general meeting by a simple majority:

34.1	Consolidate all or some of its shares, and divide them into shares having a greater nominal value than the nominal value of its existing shares;

34.2	Subdivide all or some of its shares into shares having a lower nominal value than the nominal value of its existing shares;

34.3	Reduce the company's capital and any capital redemption reserve fund.

In order to implement any resolution as aforesaid, the board of directors may resolve, in its discretion, any difficulty which shall arise in connection therewith.

35.	Without derogating from the generality of the board of directors' authority as aforesaid, where as a result of the aforementioned consolidation or division shareholders are left owning fractions of shares, the board of directors may in its discretion stipulate as follows:

35.1	That fractions of shares which do not entitle their owners to a complete share, are to be sold by the company and the proceeds paid to those entitled, in such manner and upon such terms as shall be decided upon.

35.2	That each shareholder who as a result of the consolidation and/or division was left with a fraction of a share, shall be allocated shares of the same class which he held before the consolidation and/or division, and in such number, that when added to the fraction create a complete share, such allocation being regarded as having taken effect shortly before the consolidation or division, as the case may be.

35.3	How the consideration for the shares which were allocated under article 35.2 above is to be paid, including the manner in which these sums can be redeemed on account of bonus shares.

35.4	That the proprietors of fractions of shares shall not be entitled to receive a complete share with respect to a fraction of a share.

35.5	That shareholders shall not be entitled to receive a complete share with respect to a fraction of a complete share having a specific nominal value, but shall be entitled to receive a complete share with respect to a fraction of a complete share the nominal value of which is higher than the aforesaid nominal value.

36.	The company may, within the framework of a resolution adopted at the general meeting by a simple majority cancel registered share capital which has not yet been issued, provided that the company had not expressly or conditionally undertaken to allocate the share capital in question.

Alteration of rights

37.	Whenever the company's capital shall be divided into different classes of shares, then unless the terms upon which shares of the class in question were issued stipulate otherwise, the company may, within the framework of a resolution adopted at the general meeting by a simple majority, cancel, convert, expand, supplement, limit, amend or alter in some other way the rights attaching to a class of the company's shares, provided that either written consent was obtained from all shareholders owning the same class of shares or the aforementioned general meeting resolution was approved in a resolution adopted by simple majority at a general meeting of shareholders owning the same class of shares, or, should it be stipulated otherwise in the terms upon which the particular class of shares in the company were issued, as stipulated therein.

38.	The provisions in these articles which regulate the convening and conduct of general meetings shall also apply, mutatis mutandis, to any class meeting, provided that the quorum at a class meeting shall be constituted when at least two shareholders who together hold at least twenty-five percent of the number of issued shares of the class in question shall be present at the start of the meeting, either in person or through a proxy, and that should a quorum not be present as aforesaid, the class meeting shall be deferred to another date and the deferred meeting shall convene subject to and in accordance with the provisions of paragraph 58 of these articles.

39.	Unless expressly stipulated otherwise in the terms upon which they were issued, the ordinary, preferential or other special rights attaching to shares or to a particular class of shares shall not be regarded as converted, restricted, undermined or changed in any other way by the creation or issue of additional shares of any kind, whether of the same class, a different class or a superior class, or by an alteration of the rights attaching to shares of any other class.

Issuing of shares and other securities

40.	The board of directors may issue shares and other securities which may be converted into or realized in shares, up to the limit of the company's registered share capital; in this regard securities which may be converted into or realized in shares shall be regarded as f they had been converted or realized at the time they were issued. Without derogating from the generality of the foregoing, the board of directors may issue the shares and other securities, as aforesaid, grant option rights for their purchase, including share options, or grant them in another way, to such persons, at such times, for such prices and upon such terms as the board of directors shall deem appropriate, and it may likewise give any other instruction connected therewith, including instructions regarding the ways to allocate the shares and securities which are being issued by the company amongst those purchasing them, including what to do in the event of oversubscription.

41.	Without derogating from the generality of the foregoing, and subject to the provisions of the Companies Law and of these articles, the board of directors may determine that the consideration for the shares is to be paid in cash or assets in kind, including securities, or in any other way it shall choose in its discretion, or that the shares shall be allocated as bonus shares, for their nominal value or for a premium, whether individually or in a series, and all upon such terms and at such times as the board of directors shall in its discretion specify.

42.	The board of directors may decide to pay commissions or underwriting fees to any person, at the time of signing or agreement to sign or obtaining signatures or an assurance of signatures on shares, debentures or other securities of the company. The board of directors may likewise decide to pay a brokerage fee upon the issuing of the company's securities, whether in cash, the company's shares or other securities issued by the company, or in any other way, or partly in one way and partly in another way, and all subject to the provisions of any law.

Redeemable securities

43.	Subject to the provisions of the Companies Law, the company may issue redeemable securities upon such terms and in such manner as the board of directors shall in its discretion decide upon.

Registers

44.	44.1	The company shall maintain a register of shareholders in which it shall record their names and the other particulars required under the Companies Law, shortly after issuing any of its shares. Subject to the provisions of the Law, once his details have been entered in the register, the shareholder shall be regarded as the proprietor of the shares which are registered in his name, even if no share certificates were issued for them.

44.2	The company shall maintain a register of substantial shareholders as required under the Companies Law.

45.	The company may keep an additional register of shareholders abroad, subject to the conditions stipulated with regard to this matter in the Companies Law.

46.	The company shall maintain a register of those holding debentures and securities convertible into shares in the company, and all the provisions of these articles pertaining to shares - registration, the issuing of certificates, replacement of certificates, transfer and endorsement- shall apply to such convertible securities, mutatis mutandis, as the case may be, and all subject to the terms upon which they were issued.

General meetings

47.	The company's decisions relating to the following matters shall be taken by the general meeting:

47.1	Amending the company's articles or memorandum of association;

47.2	Exercising the board of directors functions by the general meeting where the board of directors is unable to discharge its responsibilities and the performance of one of its duties is essential for the orderly management of the company, as stated in section 52(a) of the Companies Law;

47.3	Appointing and dismissing the company's auditor;

47.4	Appointing and dismissing the company's directors and external directors;

47.5	Approving actions and transactions which must be endorsed by the general meeting under the provisions of sections 255 and 268-275 of the Companies Law;

47.6	Enlarging and reducing the company's registered share capital under the provisions of sections 286 and 287 of the Companies Law, as well as changing the structure and composition of its capital as stated in article 34 above;

47.7	Carrying out a merger as stated in section 320(a) of the Companies Law;

47.8	Any decision which under these articles must be taken by the general meeting.

48.	The company shall hold an annual general meeting once a year and no later than fifteen months from the previous one, at a time and place to be determined by the board of directors.

49.	The order of business at the annual general meeting shall include the following:

49.1	A discussion of the company's annual financial statements and the board of directors' report on the state of the company's affairs , which is submitted to the general meeting;

49.2	The appointment of directors and determination of their salary;

49.3	Appointment of an auditor;

49.4	A discussion of the board of directors' report on the remuneration paid to the auditor for his auditing activities and any additional services which he may provide;

49.5	In addition to the foregoing, any other subject may be included in the order of business at the annual meeting, as provided hereinafter in article 52.

A general meeting as described above shall be referred to as an "annual meeting" while any other general meeting shall be referred to as a "special meeting".

50.	The company's board of directors shall convene a special meeting should it decide to do so, as well as at the request of one of the following:

50.1	Two directors or a quarter of the incumbent directors.

50.2	One or more shareholders who hold at least five percent of the issued capital and one percent of the voting rights within the company, or one or more shareholders who control at least five percent of the voting rights within the company.

Any demand to convene a general meeting shall explain why the meeting is necessary, shall be signed by the instigators and submitted at the company's registered office. The demand may comprise of a number of identically worded documents each of which has been signed by one or more of those demanding the meeting.

Should a demand be made for the board of directors to convene a special meeting as aforesaid, it shall do so within twenty-one days from the date on which the demand was submitted to it, by sending out a notice to the shareholders as stated hereinafter in article 54.1 informing them of the date of the forthcoming special meeting, which shall not be later than thirty-five days from the date on which the notice was published, and all subject to the provisions of the Companies Law.

51.	Should the board of directors fail to convene a special meeting as required under article 50 above, the person demanding the meeting - and if he is a shareholder provided that he controls more than half the voting rights - may convene the meeting by himself, provided that it takes place within three months from the date on which the demand was submitted as aforesaid and that in so far as possible it shall be convened in the same manner in which meetings are convened by the board of directors.

52.	52.1	The order of business at a general meeting shall be determined by the board of directors and shall also include those matters for which the convening of a special meeting was demanded under article 50 above as well as any subject the inclusion of which was requested as stated hereinafter in article 52.2, provided that such request was submitted to the company at least seven days before notice was given of the forthcoming general meeting.

52.2	One or more shareholders who hold at least one percent of the voting rights at the general meeting may ask the board of directors to include a subject in the order of business of the general meeting which is to take place in the future, provided that it is an appropriate matter for discussion at a general meeting and subject to the provisions of the Companies Law.

52.3	A request as referred to in article 52.2 above shall be submitted to the company in writing at least seven days before the notice of the forthcoming general meeting is given, and unless any law specifies otherwise, shall be accompanied by the text of the resolution being proposed by the shareholder.

53.	53.1	Subject to the provisions of the Companies Law, notice of a general meeting shall be published at least fourteen days before the meeting convenes.

53.2	Apart from the notice of the general meeting as stated in article 53.1 above, subject to the provisions of the Law, the company shall not give any prior notice regarding a general meeting, whether to the registered shareholders or to non-registered shareholders.

54.	54.1	The notice regarding a forthcoming general meeting shall specify the venue, the day and the time of the meeting, the items on the agenda, a summary of the resolutions being proposed and any further detail required by law.

54.1	In its decision regarding the convening of a meeting, the board of directors may determine in its discretion, and subject to the provisions of the Companies Law, how to present the subjects on the agenda of the meeting, of which those shareholders who are entitled to participate in the meeting shall be informed.

54.2	Without derogating from the board of directors' functions as described in this article 54 above and without derogating from the generality of the provisions set out in these articles regulating the delegation of responsibilities by the board of directors, the board of directors may transfer the authority vested in it by this article 54 above, to a board of directors committee and/or to an office holder in the company, whether for the purpose of a specific general meeting or for a period of time.

55.	An irregularity made in good faith when convening or managing the general meeting, including one resulting from non-compliance with a provision or condition stipulated in the Law or in these articles, including vis-à-vis how the general meeting was convened or managed, shall not invalidate any resolution adopted nor detract from the discussions which took place at the general meeting, subject to the provisions of any law.

Discussions at general meetings

56.	No discussions may take place at the general meeting unless a quorum shall be present at the opening of the meeting. A quorum shall be constituted by the presence of two shareholders, either in person or through a proxy or voting paper in accordance with the Companies Law, who control at least twenty-five percent of the voting rights, within half an hour from the time when the meeting was due to commence, unless stipulated otherwise in these articles.

57.	Should a quorum not be present at the general meeting within half an hour from the time when the meeting had been due to commence, the meeting shall be adjourned and reconvene one week later on the same day, at the same time and at the same venue, without there being an obligation to notify the shareholders of this, or at such later date as was specified in the notice of the meeting, or to such other day, time and place as the board of directors shall specify in a notice to the shareholders

58.	Should a quorum not be present at the deferred meeting half an hour after the time when it had been due to start, then the meeting shall take place with any number of participants, provided that at least two shareholders shall be present , either in person or through a proxy or voting paper in accordance with the Companies Law.

59.	The chairman of the board of directors or, in his absence, any director who was appointed for the purpose by the board of directors, shall chair each general meeting of the company. Should no chairman be present as aforesaid at the commencement of the meeting or within fifteen minutes from the time when the meeting had been due to commence, or should those selected to chair the meeting refuse to do so, the directors who are present at the meeting may, by majority decision, choose a chairman from amongst themselves or from amongst the company's office holders who are present at the meeting, and should they not do so, then the shareholders who are present at the meeting in person or through a proxy shall choose one of the directors or one of the company's office holders who is present to chair the meeting. Should no directors or office holders be present or should all the directors and office holders refuse to chair the meeting, one of the shareholders or his proxy shall be chosen as aforesaid to chair the meeting.

60.	The company shall keep minutes of proceedings at the general meetings, which shall include the following particulars:

60.1	The names of the shareholders who participated in the general meeting and the number of shares held by them;

60.2	The subjects which were discussed at the general meeting and the resolutions that were adopted;

61.	The minutes when signed by the chairman of the general meeting shall constitute prima facie evidence of their contents.

Voting and the adoption of resolutions at the general meetings

62.	A shareholder wishing to vote at the general meeting shall prove to the company his ownership of a share, as required by the Companies Law. Without derogating from the foregoing, the board of directors may issue instructions and practice directions regarding the methods of proving ownership of the company's shares.

63.	A shareholder may vote at a general meeting or a class meeting by himself, through a proxy or through a voting paper, in a manner compatible with the provisions of these articles and subject to the provisions of the Companies Law. A proxy does not have to be a shareholder in the company.

64.	Subject to the provisions of any law, where two or more persons jointly own a share, each of them may vote at any meeting, whether in person or through a proxy, in relation to such a share, as if he was its sole proprietor. Should more than one of the joint shareholders participate in the same meeting, in person or through proxies, the joint shareholder who shall vote shall be the one whose name appears first in the register of shareholders in relation to the share shall vote, or in the confirmation received from a stock exchange member regarding ownership of the share (hereinafter: "the confirmation of ownership"), or shortly after the board of directors shall take a decision on the matter, as the case may be. Joint guardians or executors of a deceased registered shareholder, shall be regarded for the purposes of this paragraph as joint owners of the relevant shares.

65.	Every person who is entitled to shares under article 29 above may vote by virtue of such entitlement at any general meeting, in the same manner as he would do if he was the registered proprietor of those shares, provided that he shall prove his entitlement to them to the board of directors' satisfaction at least forty-eight hours before the date of the general meeting or the deferred meeting, as the case may be, at which he intends to vote, unless the company previously recognized his right to vote at that meeting on the strength of the shares in question.

66.	The document used to appoint a proxy (hereinafter: "the letter of appointment") shall be drawn up in writing and signed by the principal, and where the principal is a corporation, it shall be signed in a manner which is binding on that corporation; the board of directors or a person who shall be empowered by it, may insist that before the meeting convenes a written document is received which in the opinion of the board of directors or of its nominee aforesaid is sufficient to confirm that those persons who signed it have the authority to bind the corporation. The board of directors may also issue instructions and practice directions regarding this matter.

The letter of appointment or a copy thereof certified by an attorney to the satisfaction of the board of directors or its nominee, authorizing a proxy to represent the principal generally or at a specific meeting, shall be deposited at the registered office or at such other place or places in Israel or abroad as the board of directors shall from time to time stipulate, at least forty-eight hours before the start of the meeting or deferred meeting, as the case may be, at which the proxy intends to vote in reliance upon the letter of appointment in question. Notwithstanding the foregoing, the chairman of the meeting may, should he see fit in his discretion to do so, accept a letter of appointment as aforesaid or what he is satisfied is a genuine copy of it, even after the latest time for submitting that letter has passed. Should no letter of appointment be submitted as stated above in this article, it may not be used to vote at the meeting in question.

67.	A proxy may participate in the discussions at the general meeting and unless stated otherwise in the letter of appointment may be chosen to chair the meeting in the same way as the shareholder who appointed him would have been eligible to do.

67.1	The letter appointing a proxy to vote shall contain the standard wording appearing in such documents in Israel or such other wording as the board of directors shall approve of.

67.2	The letter of appointment shall specify the class and number of shares with respect to which it is being given, and where the law requires, shall address the issue of the personal interest of the shareholder and the proxy in the outcome of the vote regarding the resolution on the agenda of the general meeting. Should the number of shares for which it is being given not be specified in the letter of appointment or should the number which was so specified exceed the number of shares registered in the shareholder's name or referred to in the confirmation of ownership, as the case may be, then the letter of appointment shall be regarded as having been given with respect to all the shareholder's shares in the company.

67.3	Where the letter of appointment is being given with respect to a smaller number of shares than the number of shares registered in the shareholder's name or specified in the confirmation of ownership, as the case may be, then the shareholder shall be regarded as not having voted with respect to the balance of his shares and the letter of appointment shall be regarded as valid with respect to the number of shares specified in it.

68.	Without derogating from the provisions of these articles regulating the appointment of a proxy, a shareholder who holds more than one share shall be entitled to appoint more than one proxy, subject to the following conditions:

68.1	Each letter of appointment must specify the class and number of shares for which it is being given.

68.2	Should the overall number of shares of any class specified in the letters of appointment given by one shareholder exceed the number of shares of that class which are registered in his name or which are specified in the confirmation of ownership, as the case may be, all the letters of appointment which were given by the shareholder in question shall be void.

69.	A shareholder or proxy may vote on the strength of some of the shares which he owns or with respect to which he is serving as proxy, and may vote by virtue of some of the shares in one way and by virtue of some of them in another way.

70.	A proxy shall be entitled to vote even if an error occurred in his letter of appointment or if prior to the vote his principal died or was declared to be legally incompetent or the letter of appointment had been cancelled or the share for which the letter of appointment was given had been transferred, unless prior to the meeting a written notice was received at the office regarding the error, death, legal incompetency, cancellation or transfer, as the case may be. Notwithstanding the foregoing, should he in his discretion see fit to do so, the chairman of the meeting may also accept a notice as aforesaid during the meeting.

71.	Provided it does not specify otherwise, a letter of appointment shall also be valid with regard to any deferred meeting of the meeting to which it relates.

72.	Each ordinary share shall entitle its owner to participate in and have one vote at the general meeting of the company.

73.	The resolution which is to be voted on at the general meeting shall be adopted or rejected by counting the number of votes cast. The chairman of the meeting shall decide how the votes are to be counted and should there be a disagreement whether to accept or disqualify a vote his determination in the matter, when made in good faith, shall be decisive and peremptory.

74.	A declaration by the chairman of the adoption or rejection of a resolution presented to the general meeting, whether unanimously or by a certain majority, and a note recorded regarding this matter in the minutes of the meeting, shall constitute prima facie evidence of what is stated therein, and it shall be unnecessary to prove the number of votes (or the relative share of them) that were cast in favor of the proposed resolution or against it.

75.	Subject to the provisions of the Companies Law or those set out in these articles, regarding a different majority, resolutions at the general meeting shall be adopted by simple majority. In the case of a tied result, the chairman of the meeting shall not have an additional or casting vote.

76.	The chairman of the general meeting may, with the agreement of those in attendance at a quorate meeting, defer that meeting or defer the discussion of a certain subject on its agenda, to such other date and venue as he shall specify, and at the insistence of the meeting he shall be obliged to do. When the meeting reconvenes, it shall only discuss those subjects which were on the agenda and which had not been decided upon at the original meeting. It shall not be necessary to give notice of a deferred meeting unless the deferral was for more than twenty-one days, in which case a notice informing shareholders of when and where the deferred meeting is to reconvene shall be given as stipulated in articles 53 and 54 above.

76A.	Subject to the provisions of the Companies Law and its Regulations, resolutions presented to the general meeting on the following subjects may also be adopted by a written vote: (1) appointment and dismissal of directors; (2) approval of activities or transactions which must be endorsed by the general meeting under the provisions of sections 255 and 268-275 of the Companies Law; (3) approval of a merger under section 320 of the Companies Law; (4) agreement of the chairman of the board of directors or his nominee to fulfill the role of general manager or to exercise his powers and the agreement of the general manager or his nominee to fulfill the role of chairman of the board of directors or to exercise his powers, under section 121(c) of the Companies Law; (5) subjects which the Minister stipulated in regulations that have been or shall be enacted pursuant to section 89 of the Companies Law.

The board of directors

77.	The number of directors shall not be less than three (3) nor more than twelve (12), including the external directors. Only an individual, and not a corporation, may be appointed as a director.

78.	The directors shall be appointed at the annual meeting and with the exception of external directors, their tenure shall expire at the end of the next annual meeting following the date of their appointment. Notwithstanding the foregoing, should no directors be appointed at the annual meeting, the directors who were appointed at the previous annual meeting shall remain in office. Directors whose tenure has expired may be reappointed.

79.	Apart from a person who had already served as a director up until the date of the annual meeting, no director shall be appointed at the annual meeting without a recommendation for him to be appointed from the board of directors, or a written and signed proposal to appoint him as a director from a shareholder, accompanied by the candidate's written consent to serve as a director, which was submitted at the office within seven days from the date on which the notice of the meeting was published.

80.	Notwithstanding the provisions of article 78 above, the board of directors may, from time to time, appoint one or more additional directors to the company, whether in order to fill the office of a director which had become vacant for any reason or whether to supplement the existing directors, provided that the total number of directors shall not exceed the maximum number specified in article 77 above. The tenure of a director who was appointed as aforesaid shall expire at the end of the first annual meeting to convene after his appointment, although he may be reappointed.

81.	The company may, at a special meeting, appoint one or more additional directors to the company whether in order to fill the office of a director which had become vacant for any reason or whether to supplement the existing directors, provided that the total number of directors shall not exceed the maximum number specified in article 77 above. The tenure of a director who was appointed as aforesaid shall expire at the end of the first annual meeting to convene after his appointment.

82.	The general meeting or the board of directors, as the case may be, may determine that the tenure of a director who they appointed is to commence at a later date than the date on which he was appointed.

83.	Notwithstanding all of the foregoing, the general meeting may at any time, through a resolution adopted by a simple majority, remove any director except an external director from office, before his tenure expired, provided that he shall be given a reasonable opportunity to voice his position before the general meeting. Any general meeting may likewise, by a simple majority resolution, replace a director who was dismissed as aforesaid with another director who shall only remain in office for the remainder of the tenure of his predecessor.

84.	Should the office of a director become vacant, the board of directors may continue to function as usual, unless as a result of the vacancy the number of directors has fallen to below the minimum figure specified in article 77 above, in which case the only action the remaining directors may take is to appoint a new director to fill the vacancy as aforesaid or to convene a general meeting of the company, and until the convening of that general meeting, to manage only those aspects of the company's businesses which cannot be delayed.

85.	A director may resign by submitting an explanatory notice to the board of directors, to the chairman of the board of directors or at the office, as required by the Companies Law, and the resignation shall take effect immediately upon the submission of that notice or on any later date specified therein.

86.	Subject to the provisions of the Companies Law, the company may remunerate its directors for fulfilling their duties as directors.

87.	87.1	A director may appoint an alternate director for himself, subject to the provisions of the Companies Law and approval of the appointment by the board of directors (hereinafter: "alternate director"). Notwithstanding the foregoing, no one shall be appointed to serve as an alternate director who would not be eligible to serve as a director, or who already holds office as a director or alternate director of the company or as a representative of a corporation.

87.1	An alternate director may perform all the same functions as the director who appointed him and he may attend and vote at board of directors meetings in the same way as the director who appointed him was entitled to do.

87.2	A director who appointed an alternate director may, subject to the relevant statutory provisions, revoke that appointment at any time and an alternate director's tenure shall be terminated automatically upon the office of the director who appointed him becoming vacant for any reason.

87.3	Every appointment or dismissal of an alternate director as aforesaid, shall be made by giving a written notice to the alternate director and to the company, and the appointment shall take effect following the delivery of the letter of appointment as aforesaid or if later on the date stipulated in that letter.

87.4	Subject to the provisions of the Companies Law, the Company may remunerate an alternate director for his participation at board of directors meetings.

External directors

88.	At least two external directors shall hold office in the company and the provisions of the Companies Law relating to external directors shall apply.

Responsibilities and functions of the board of directors

89.	The board of directors shall have all the responsibilities and powers vested in it under these articles, the Companies Law or any other enactment.

90.	Without derogating from the provisions of these articles, the board of directors shall outline the company's policy, oversee the performance of the general manager's functions and activities, and -

90.1	shall determine the company's action plan, the principles for funding and orders of priority between them, including the company's budgetary framework;

90.2	shall examine the company's financial position and determine which credit facilities the company may take;

90.3	shall determine the company's organizational structure and remuneration policy;

90.4	may decide on the issue of a series of debentures;

90.5	shall be responsible for the preparation and approval of the company's financial statements, in compliance with section 171 of the Companies Law;

90.6	shall report the state of the company's affairs and its business results to the general meeting, in compliance with section 173 of the Companies Law;

90.7	shall appoint and dismiss the general manager;

90.8	shall take decisions regarding the actions and transactions which require its approval under these articles or under the provisions of sections 255 and 268-275 of the Companies Law;

90.9	may allocate shares and securities which may be converted into shares up to the amount of the company's registered capital, as provided in section 288 of the Companies Law;

90.10	may decide to distribute bonus shares.

90.11	may decide to make, a "distribution" as defined in section 1 of the Companies Law, including distribution of a dividend, or a "purchase" as defined in section 1 of the Companies Law from any of the company's shareholders and/or holders of convertible securities, or from some or any of them, according to its discretion.

90.12	shall give its opinion regarding a special tender offer in compliance with section 329 of the Companies Law;

90.13	shall determine the minimum number of directors required in the board of directors who have accounting and financial expertise as defined in section 240 of the Companies Law; the board of directors shall determine the minimum number as aforesaid having regard, inter alia, to the company's classification, size, and the scope and complexity of its activities, and subject to the number of directors which is stipulated in these articles;

90.14	shall decide upon the activities and transactions which require its approval under these articles or pursuant to a decision of the board of directors. A decision of the board of directors as aforesaid may be taken in relation to a particular matter or within the framework of the board of directors' operating procedures.

The board of directors' responsibilities under this article cannot be delegated to the general manager.

91.	The board of directors may exercise a power of the company which is not vested in any other organ by the Law or these articles.

92.	92.1	The board of directors may decide to appropriate responsibilities that were given to the general manager in relation to a particular matter or for a specific period of time which shall not exceed the period of time required under the circumstances;

92.1	Without derogating from the foregoing, the board of directors may direct the general manager how to act with regard to a specific matter, and should he fail to implement that direction to exercise the authority required to do so in his place;

92.2	Should the general manager be unable to discharge his functions, the board of directors may do so in his place.

93.	Subject to the provisions of the Companies Law, in relation to a specific matter or for a specific period of time, the board of directors may in its discretion delegate its powers to the general manager, to an office holder in the company or to another person.

Receipt of credit and the giving of guarantees and collateral

94.	Without derogating from any power vested in it by these articles, the board of directors may, from time to time, according to its discretion, decide on:

94.1	the receipt of any amount of credit by the company and the guaranteeing of its repayment, in any way it shall see fit;

94.2	the giving of guarantees, collateral and guarantees of any kind;

94.3	the issuing of a series of debentures, including capital notes or letters of undertaking, debentures, capital notes or letters of undertaking which may be converted or realized for shares, and the determination of their terms, and the encumbering with a fixed or floating charge of all or part of the company's current or future property. Debentures, capital notes or letters of undertaking as aforesaid may be issued, at a discount, at a premium or in any other way, and with such deferred, special and/or surplus and/or other rights as the board of directors shall in its discretion determine.

95.	The provisions of article 94 above shall not diminish the authority of the general manager or anyone who he empowered in this context, to take decisions in relation to the credit which was provided to the company and in relation to the receipt of credit by the company within the limit of the credit facilities and collateral as determined by the board of directors.

Board of directors committees

96.	Subject to the provisions of the Companies Law, the board of directors may, where it shall see fit to do so, establish committees having two or more members, appoint their members from amongst the members of the board of directors (hereinafter: "board of directors committee") and delegate to a board of directors committee all or some of its responsibilities. Notwithstanding the foregoing, the board of directors may take advice from a board of directors committee on any of its following responsibilities but may not delegate them to that committee:

96.1	The determination of an overall policy for the company;

96.2	The making of a distribution, unless it involves the purchase of the company's shares in accordance with a scheme outlined in advance by the company's board of directors;

96.3	The determination of the board of directors' position regarding a matter requiring general meeting approval or the giving of an opinion regarding the advisability of a special tender offer as stated in section 329 of the Companies Law;

96.4	The appointment of directors;

96.5	The allocation of shares or securities which may be exchanged for or realized as shares or a series of debentures, unless such allocation of shares followed the realization or conversion of the company's securities;

96.6	The approval of financial statements;

96.7	The approval of transactions and activities which must be sanctioned by the board of directors under sections 255 and 268-275 of the Companies Law.

97.	Unless the board of directors shall expressly stipulate otherwise in relation to a particular matter or a particular committee, a decision or action taken by a board of directors committee shall have the same status as a resolution adopted or action taken by the board of directors. The board of directors may periodically expand, restrict or revoke the delegation of responsibilities to a board of directors committee, although the restriction or revocation as aforesaid shall not undermine the validity of a decision taken by a committee in reliance upon which the company had entered into a transaction with a third party who was unaware of the revocation.

98.	98.1	Subject to the provisions of the Companies Law and its Regulations and unless the board of directors or the committee, as the case may be, has stipulated otherwise, the quorum for opening a board of directors committee meeting shall be two members of the committee holding office at the time of the meeting, or their replacements.

98.2	Unless the board of directors shall have stipulated otherwise and subject to the provisions of the Companies Law, the provisions of these articles regulating the activities of the board of directors, shall also apply, mutatis mutandis, to the board of directors committees.

98.3	A board of directors committee shall continuously report its decisions or recommendations to the board of directors; decisions or recommendations of a board of directors committee which require board of directors approval shall be brought to the attention of the directors a reasonable time before they are due to be discussed by the board of directors.

99.	99.1	The board of directors shall appoint an audit committee from amongst its members, the composition and functions of which shall be determined by the provisions of the Companies Law.

99.2	The responsibilities of the audit committee, including any additional task imposed upon it by the board of directors, shall be regulated by the provisions of the Companies Law.

The activities of the board of directors

100.	Subject to the provisions of these articles, the board of directors may meet in order to perform its functions, defer its meetings and conduct its activities and discussions as it shall see fit.

101.	The board of directors shall appoint one of its members to serve as chairman of the board of directors and may appoint more than one chairman of the board of directors (jointly hereinafter: "the chairman of the board of directors"). The board of directors may also remove the chairman of the board of directors from office and appoint another to replace him and appoint one or more of is members to serve as deputy chairman of the board of directors to shall stand in for the chairman during his absence. The board of directors may stipulate the duration of the chairman of the board of directors' and his deputies' tenure. Should no period be stipulated as aforesaid, then the chairman of the board of directors and his deputies shall stay in office as long as they continue to serve as directors.

102.	The chairman of the board of directors shall chair and conduct board of directors meetings. Should the chairman of the board of directors be absent from a board of directors meeting in accordance with a notice which he gave in advance, or should he fail to appear at a board of directors' meeting within fifteen minutes from the time when it had been due to commence (hereinafter: "absence"), then a deputy chairman of the board of directors (should one have been appointed) shall chair the meeting. Should both the chairman of the board of directors and his deputy be absent from the meeting, the members of the board of directors in attendance shall choose one of their number to chair the meeting.

103.	The board of directors shall meet as often as the company requires, and at least once every three months.

104.	The chairman of the board of directors may convene a board of directors meeting at any time and determine where and when it shall take place.

105.	Without derogating from the foregoing, the chairman of the board of directors shall be required to convene a board of directors meeting upon receiving one of the following:

105.1	a demand to convene a board of directors meeting from at least two directors in order to discuss the subject specified in their demand;

105.2	a demand to convene a board of directors meeting from one director, provided that he states in his demand that doing so is necessary because he has become aware that a prima facie violation of the law or proper business practice had occurred in relation to a matter concerning the company;

105.3	a notice or report from the general manager which requires action by the board of directors;

105.4	a notice from the auditor to the effect that that substantial irregularities had been discovered during his audit of the company's accounts.

The chairman of the board of directors shall convene the board of directors meeting in accordance with this article without delay and within 14 days from the date on which the demand, notice or report, as the case may be, was received.

106.	106.1	A notice informing the members of the board of directors of a forthcoming board of directors meeting shall be given to each of them at least twenty-four hours before the date on which the meeting is due to commence or with less than twenty-four hours to go before that meeting if the chairman of the board of directors shall decide that under the circumstances it is reasonable and necessary for the board of directors to meet on less than twenty-four hours notice.

106.2	Notwithstanding the foregoing, the board of directors may in urgent cases, and with the consent of most of the directors, convene a meeting without prior notice.

107.	The chairman of the board of directors shall determine the agenda of board of directors meetings, which shall include:

107.1	subjects which the chairman of the board of directors decided should be on the agenda;

107.2	subjects which must be included pursuant to article 105 above;

107.3	Any subject which a director or the general manager asked the chairman of the board of directors to include in the order of business a reasonable time before the board of directors meeting was convened (hereinafter: "the agenda").

108.	The notice informing the directors of the convening of a board of directors meeting shall specify the date, time and venue of the meeting and a reasonably detailed description of the subjects which according to the agenda are to be discussed at the meeting.

109.	Unless he asked for it to be delivered to him at another address or in another way, the notice of the board of directors meeting shall be sent to each director at the postal address, email address or fax number which he gave in advance to the company.

110.	The quorum for opening a board of directors meeting shall be half the members of the board of directors holding office at the time of the meeting, or their replacements, or if less, three members of the board of directors.

111.	111.1	Each director shall have one vote vis-à-vis resolutions presented at board of directors meetings. Board of directors' resolutions shall be adopted by a majority of votes cast by those directors present at the meeting, disregarding abstentions. The chairman of the board of directors shall not have an additional or casting vote.

111.2	In the case of a tied result, the proposed resolution, on which the members of the board of directors had voted, shall be regarded as having been rejected.

112.	The board of directors may hold meetings through the use of any communication media, provided that all the participating directors can hear each other simultaneously. The board of directors may regulate the manner and ways that meetings held through communication media are to be conducted.

113.	The board of directors may adopt resolutions even without actually convening, provided that all the directors who were entitled to participate in the discussion and vote on the matter brought for determination agreed to this. The provisions of article 111 above shall apply to such a resolution, mutatis mutandis, as relevant. A resolution which was adopted under this article shall be valid for all intents and purposes, as if it had been adopted at a lawfully convened and conducted board of directors meeting.

Should resolutions be adopted in the manner described in this article, the chairman of the board of directors shall record minutes of those resolutions in which he shall state the method by which each director voted on the matters that were brought for determination and the fact that all the directors consented to the resolutions being adopted without a meeting taking place.

Minutes

114.	The board of directors shall see to it that minutes are recorded of the proceedings at board of directors meetings; the minutes shall be recorded in books that were prepared for this purpose and shall include, inter alia, the following details:

114.1	The names of the directors who participated and of any other persons who were in attendance at each board of directors meeting;

114.2	The subjects that were discussed at the board of directors meetings and the resolutions that were adopted.

All minutes shall be signed by the chairman of the board of directors or by the chairman of the meeting, as the case may be; minutes which have been signed and certified as aforesaid shall serve as prima facie evidence of their contents.

115.	The provisions of article 114 above shall also apply to the meetings of all board of directors committees and to the adoption of board of directors resolutions adopted without the convening of a meeting, as provided in article 113 above.

The general manager

116.	The board of directors may from time to time appoint one or more general managers for the company (jointly hereinafter: "the general manager") and subject to any contract between him and the company the board of directors may likewise dismiss or replace the general manager whenever it shall see fit to do so.

117.	The general manager does not have to be a director or shareholder in the company.

118.	The general manager shall be responsible for the day to day management of the company's affairs, within the framework of the policy stipulated by the board of directors and subject to its instructions.

119.	The general manager shall perform all the management and implementation functions which are not vested by or by virtue of the Law and these articles in any other organ of the company, apart from those which, if at all, shall be appropriated from him as aforesaid by the board of directors, pursuant to article 92.1 above; the general manager shall be under the supervision of the board of directors.

120.	Subject to the provisions of the Companies Law and of these articles, the board of directors may from time to time delegate to and vest in the general manager such of its functions under these articles as it shall deem appropriate and may do so for such period and purposes and subject to such conditions and restrictions as it shall see fit, either without relinquishing the functions in question or in order for all or some of them to be exercised by the general manager instead and in place of the board of directors, and it may from time to time cancel, revoke or alter some or all of these functions.

121.	The general manager may, with the board of directors' approval, delegate his functions to one or more subordinates; the approval as aforesaid may be given generally or in relation to a specific matter.

122.	Without derogating from the provisions of the Companies Law or any other enactment, the general manager shall submit reports pertaining to such matters, at such times and to such extent as the board of directors shall stipulate, whether in a specific decision or within the framework of the board of directors' operating rules.

123.	The remuneration paid to the general manager may take the form of a salary, commission, profit share, securities, the right to purchase securities, or any other method of payment.

Validity of actions and endorsement of transactions

124.	Subject to any statutory provisions, all actions taken by the board of directors or a board of directors committee or by any person acting as a director or as a member of a board of directors committee or by the general manager, as the case may be, shall be valid even if it shall subsequently be discovered that there had been some irregularity in the appointment of the board of directors, the board of directors committee, a director who was a member of the committee or the general manager, as the case may be, or that one of the aforementioned office holders had been disqualified from holding his position.

125.	125.1	Subject to the provisions of the Companies Law, the holding of shares in the company or the fact that an office holder in the company is a stakeholder or an office holder in any other corporation, including one in which the company is a stakeholder or a shareholder, or has entered into a contract or a corporation as aforesaid has entered into a contract with the company in any matter and in any way, shall not disqualify the office holder from being an office holder in the company.

125.2	Subject to the provisions of the Companies Law, the fact that a person is an office holder in the company shall not prohibit him and/or a relative of is and/or another corporation in which he is a stakeholder, from entering into transactions in which the office holder has a personal interest in any way.

125.3	Subject to the provisions of the Companies Law, an office holder may participate in the discussions and vote with respect to the approval of actions or transactions in which he has a personal interest.

126.	Subject to the provisions of the Companies Law, a transaction between the company and one of its office holders or with its controlling shareholder or a transaction between the company and another person in which an office holder in the company or the controlling shareholder in the company has a personal interest, but which do not constitute irregular transactions, shall be approved as follows:

126.1	The entering into a transaction as aforesaid, which is not an irregular transaction, shall be approved by the board of directors or by the audit committee or by another organ of the company which had been authorized to give such approval by the board of directors, whether within the framework of a special resolution or the board of directors operating practices, and whether the approval was given generally or for a particular category of transaction or transactions.

126.2	The approval of transactions which are not irregular transaction as aforesaid may be given in the form of a general approval for a specific category of transactions or approval for a specific transaction.

127.	Subject to the provisions of the Companies Law, a general notice given to the board of directors and/or the audit committee, as the case may be, by an office holder or controlling shareholder in the company, regarding and describing his personal interest in a particular entity, shall constitute sufficient disclosure to the company by that office holder or the controlling shareholder of his personal interest as aforesaid, for the purpose of entering into a transaction which is not an irregular transaction with the entity in question.

Signing on behalf of the company

128.	Subject to the provisions of the Companies Law and of these articles, the board of directors may authorize any person to sign on behalf of the company, whether alone or jointly with another person, whether generally or in relation to specific matters.

129.	The company shall have a seal bearing its name and shall only be bound by a document if it bears the signatures of those authorized to sign on its behalf in conjunction with that seal or its printed name.

Appointment of authorized representatives

130.	Subject to the provisions of the Companies Law, the board of directors may at any time appoint any person to serve as the company's authorized representative for the same purposes and with the same powers and discretion as the board of directors and for such period and subject to such conditions as the board of directors shall see fit.

The board of directors may grant to that person, inter alia, the power to transfer to another all or some of the responsibilities, privileges and discretion which were given to him.

Exemption, indemnification and insurance

131.	Subject to the provisions of the Companies Law, the company may fully or partially exempt an office holder of the company from liability for damage resulting from a breach of his duty of care towards it.

132.	Subject to the provisions of the Companies Law, the company may enter into an insurance contract providing cover for an office holder of the company against liability imposed on him for action taken by him in his capacity as an office holder of the company in relation to each of the following:

132.1	Breach of a duty of care towards the company or another person;

132.2	Breach of a fiduciary duty towards the company, provided that the office holder had acted in good faith based on a reasonable assumption that his actions would not harm the company's interests;

132.3	A financial obligation imposed on him in favor of another person;

132.4	Expenses, including reasonable litigation costs and attorney's fees, which the office holder incurred in connection with a proceeding which was conducted against him.

"proceeding" for the purposes of this article shall mean a proceeding under Chapters H3, H4 or I1 of the Securities Law, as amended from time to time, and a proceeding under Article D in Chapter 4 of Part Nine of the Companies Law and any similar administrative proceeding for which an indemnity may be provided by law.

132.5	Payment to a party who was damaged by an infringement as described in section 52RR (A)(1)(a) of the Securities Law.

132.6	Any other event for which it is and/or shall be permissible to insure the liability of an office holder.

133.	Subject to the provisions of the Companies Law -

133.1	The company may give an undertaking in advance to indemnify an office holder of the company against liability or expense as described hereinafter in article 135, which shall be imposed on him as a result of action taken by him in his capacity as an office holder of the company, provided that the undertaking referred to in article 134.1 shall be limited to the types of events which in the opinion of the board of directors could have been anticipated at the time when the indemnification undertaking was given and to such sum as the board of directors decided was reasonable under the circumstances (hereinafter: "the indemnification undertaking").

133.2	Without derogating from the provisions of article 133.1 above, the company may indemnify an officer holder of the company retroactively against liability or expense as described hereinafter in article 134 which was imposed on him or which was incurred as a result of action taken by him in his capacity as an office holder of the company.

134.	The indemnification undertaking or the indemnification, as stated in article 133 above, may be given with respect to a liability or expense as described in articles 134.1-134.6 hereinafter, which was imposed on or incurred by an office holder as a result of action which he took in his capacity as an office holder of the company, as follows:

134.1	a pecuniary liability which was imposed on him in favor of another person by a judgment, including a consent judgment or arbitration ruling which was approved by the court;

134.2	reasonable litigation costs, including attorney's fees, which the office holder incurred or was ordered to pay by a court, in a proceeding which was filed against him by the company or by another person in its name, or in relation to a criminal charge of which he was acquitted or a strict liability offense of which he was convicted;

134.3	reasonable litigation costs including attorney's fees, which the officer incurred as a result of an investigation or proceeding in a matter initiated against him by a competent authority and which ended without an indictment being filed and without a pecuniary obligation being imposed on him in lieu of a criminal proceeding, or which in the case of a strict liability offence ended without an indictment being filed against him but with the imposition of a pecuniary liability in lieu of a criminal proceeding or in connection with a pecuniary sanction.

Without derogating from the generality of the foregoing, the terms "a proceeding in a matter initiated against him which ended without an indictment being filed" and "a pecuniary obligation in lieu of a criminal proceeding" shall have the meanings given to them in section 260(A)(1a) of the Companies Law).

134.4	Expenses, including reasonable litigation costs and attorney's fees, which the office holder incurred in connection with a proceeding which was conducted against him.

"Proceeding", for the purposes of this article includes a proceeding under Chapter H3, H4 or I1 of the Securities Law as amended from time to time and a proceeding under Article D D in Chapter 4 of Part Nine of the Companies Law and any similar administrative proceeding for which an indemnity may be provided by law.

134.5	Payment to a party who was damaged by an infringement as described in section 52RR (A)(1)(a) of the Securities Law.

134.6	Any liability or expense against which the company is and/or shall be permitted to indemnify an office holder.

135.	Subject to the provisions of the Companies Law -

135.1	The company may enter into an insurance contract providing cover for any person including an office holder of the company, who is serving or did serve under the auspices or at the request of the company as a director of another company in which the company directly or indirectly holds shares or has any interest, against liability imposed on him as described in article 132 above due to action taken by him in his capacity as a director of that other company.

135.2	The company may give an undertaking in advance to indemnify any person including an office holder of the company, who is serving or did serve under the auspices or at the request of the company as a director of another company in which the company directly or indirectly holds shares or has any interest (hereinafter: "a director of the other company") against liability or expense as described in article 134 above, which shall be imposed on him as a result of action taken by him in his capacity as a director of the other company, provided that the undertaking shall be limited to the types of events which in the opinion of the board of directors could have been anticipated at the time when the indemnification undertaking was given and to such sum as the board of directors decided was reasonable under the circumstances.

135.3	Without derogating from the provisions of article 135.2 above, the company may indemnify a director of the other company retroactively against liability or expense as described in article 134 above, which was imposed on him or which was incurred as a result of action taken by him in his capacity as a director of the other company.

136.	Subject to the provisions of the Companies Law, the company may give an undertaking in advance to indemnify an employee or official of the company who is not an office holder of the company or indemnify him retroactively against any pecuniary liability which was imposed on him in favor of another person due to action taken by him in good faith in his capacity as an employee or official of the company.

137.	Subject to the provisions of the Companies Law, nothing in these articles shall be regarded as restricting the company, in any way, regarding its entering into an insurance contract or providing an exemption or indemnity:

137.1	In connection with an office holder of the company or a director of the other company, as long as the insurance, exemption or indemnification are not prohibited by law.

137.2	In connection with a person who is not an office holder of the company or a director of the other company, including, but without derogating from the generality of the foregoing, employees, contractors or advisors.

Dividends, funds and capitalization of funds and profits

138.	The board of directors may, before deciding on the distribution of a dividend, as stated in article 140 hereinafter, set aside from the profits any sums which it shall see fit and deposit them in a general fund or a reserve fund for distribution of a dividend or bonus shares or for any other purpose which the board of directors shall in its discretion decide upon.

139.	Until it shall make use of the said reserve fund, the board of directors may in its discretion and upon such terms as it shall stipulate, deposit the sums which were set aside as aforesaid and the fund monies in investments of its choosing, to deal with these investments, alter them or make other use of them, and it may divide the reserve fund into special funds, and use each fund or part thereof for the purpose of the company's businesses, without holding it separately from the rest of the company's assets.

140.	Subject to the provisions of the Companies Law, the board of directors may decide to distribute a dividend, in which case it shall do so, in its discretion, wholly or partly in cash or assets in kind, including securities, or in any other way.

141.	141.1	(a)

Subject to the provisions of the Companies Law, the board of directors may decide to allocate bonus shares and to convert such part of the company's profits into share capital within the meaning of section 302(b) of the Companies Law, from a premium on shares or from any other source comprised within its equity capital, as shown in its latest financial statements, as it shall decide upon, provided that the sum in question shall not be less than the nominal value of the bonus shares.

(b)	Should the board of directors decide to allocate bonus shares it shall stipulate whether they are to be of one class only for all the shareholders without having regard to the different classes of shares held by them or to allocate each shareholder as aforesaid bonus shares of the same class as the shares which he holds.

(c)	Bonus shares allocated pursuant to this article shall be regarded as fully redeemed.

141.2	Should the board of directors decide to allocate bonus shares it may decide that the company shall transfer to a special fund designated for the distribution of bonus shares in the future such sum which when converted into share capital shall be sufficient to allocate to whoever at the time shall for any reason have a right to purchase shares in the company (including a right which may only be exercised at a later date) the bonus shares which he would have been entitled to had he utilized his right to purchase the shares on the eve of the date determining the right to receive them (in this article: "the determining date"). And should the person having the aforementioned right to purchase the shares or some of them utilize that right after the determining date, the company shall allocate bonus shares to him having the nominal value which he would have been entitled to had he utilized the right to purchase the shares which he actually purchased on the eve of the determining date, by converting to share capital an appropriate part of the said special fund. Bonus shares shall entitle their owners to participate in a distribution of the dividends in cash or bonus shares beginning from the date which shall be decided upon by the board of directors. As regards determining the sum which is to be deposited in the said special fund, any sum which was paid into that fund or with respect to previous distributions of bonus shares shall be regarded as given to capitalization and shares shall be allocated from it which entitle those having the right to purchase shares to bonus shares.

142.	Subject to the rights accompanying the classes of shares issued by the company and the provisions of these articles, a dividend or bonus shares shall be distributed to the shareholders in proportion to the nominal value of each share, without having regard to any premium which was paid on it.

143.	In order to implement a decision regarding distribution of a dividend or allocation of bonus shares the board of directors may:

143.1	Resolve and take all steps it shall see fit in order to overcome any difficulty which shall arise in connection therewith.

143.2	Decide that fractions or fractions of a sum which is lower than a certain amount which the board of directors shall determine, shall be discounted in order to correlate the shareholders' right or sell fractions of shares and pay the (net) proceeds to those entitled to them

143.3	To authorize a person to sign on the shareholders' behalf any contract or other document which shall be required in order to validate the allocation and/or distribution, and in particular, to authorize the signing, filing and registration of a written document as stated in section 291 of the Companies Law.

143.4	To determine the value of certain assets which are to be distributed and in reliance thereon to decide that cash sums are to be paid to the shareholders.

143.5	To place such cash or particular assets with trustees to be held for the benefit of those entitled to them as the board of directors shall deem to be advantageous.

143.6	To devise any scheme or other arrangement which in the board of directors' opinion shall be required in order to facilitate the allocation or distribution, as the case may be.

144.	No dividend or other beneficial rights pertaining to shares shall carry interest.

145.	The board of directors may delay any dividend or bonus shares or other beneficial rights with respect to a fully or partially unredeemed share, and collect any such outstanding sum or set off the consideration received from the sale of any bonus shares or other beneficial right against the debts or obligations relating to the said share, whether it is solely owned by the indebted shareholder or jointly owned with other shareholders.

146.	The board of directors may delay any dividend or bonus shares or other beneficial rights attaching to a share which a person is entitled to have recorded in his name in the register of shareholders or to have transferred to him under articles 29 or 31 above, as the case may be, until that person has been registered as the owner of the share or until it has been lawfully transferred to him, as the case may be,

147.	The board of directors may determine from time to time the methods by which the dividends are to be paid or the bonus shares allocated or transferred to those entitled to them and with regard to both registered and unregistered shareholders to give instructions and institute practices and arrangements in connection therewith. Without derogating from the generality of the foregoing, the board of directors may stipulate as follows:

147.1	(a)

Subject to the provisions of sub-article (b) below, a dividend or monies which are to be distributed to registered shareholders shall be paid to a registered shareholder by sending a cheque by post to his address as recorded in the register of shareholders, or in the case of those shareholders registered as jointly owning a share, to the person whose name appears first in the register of shareholders in relation to that share. Any dispatch of a cheque as aforesaid shall be at the registered shareholder's risk; without derogating from the foregoing the board of directors may determine that where the amount of the dividend is less than a certain figure which it shall specify, a cheque shall not be sent out as aforesaid, but shall be paid in the manner described in sub-article (b) below.

(b)	The board of directors may decide that a dividend or monies shall be handed over to registered shareholders at the office or at any other place of its choosing.

147.2	A dividend shall be distributed to unregistered shareholders through a nominee company or in any other way that the board of directors shall determine.

148.	Where the names of two or more persons are registered as jointly owning a share, each of them may give a valid receipt for any dividend, share or other security, or other monies or beneficial rights owed with respect to the share.

The company's documents

149.	149.1	The shareholders shall have a right to inspect the company's documents which are specified in section 184 of the Companies Law provided that the conditions for doing so have been satisfied.

149.2	Without derogating from the provisions of article 149.1 above, the board of directors may in its discretion decide to grant a right to inspect the company's documents, or any part of them, including to some or all shareholders, as it shall in its discretion see fit.

149.3	The shareholders shall not be entitled to inspect the company's documents or some of them unless they were granted a right as aforesaid by an enactment or under these articles or they were permitted to do so by the board of directors, as provided in article 149.2 above.

150.	Subject to any statutory provisions, any book, ledger or register which the company is obliged to maintain by law or under these articles, shall be maintained by such technical, mechanical or other means as the board of directors shall decide upon.

Financial statements

151.	The company's financial statements shall be signed by a person who was authorized to sign them by the board of directors, as required by law.

Auditor

152.	An auditor or auditors shall be appointed at each annual meeting and shall serve in their position until the end of the next annual meeting following thereafter. Notwithstanding the foregoing, the general meeting may, by a resolution adopted by a simple majority, appoint an auditor or auditors for a longer period which shall not go beyond the end of the third annual meeting to follow the meeting at which he or they was or were appointed, as the case may be.

153.	The general meeting may terminate the tenure of the auditor subject to and in accordance with the provisions of the Companies Law.

154.	154.1	Upon the appointment of an auditor for the company, the board of directors shall determine in its discretion the salary he is to be paid for his auditing work.

154.2	The board of directors shall, in its discretion, determine the salary to be paid to the auditor for providing additional non-auditing services to the company.

Notices

155.	Notices or documents shall be given to the shareholders and to a nominee company, as required under the provisions of the Law or under these articles, in one of the ways mentioned hereinafter in this chapter.

156.	Notice of a general meeting shall be given in the manner stated in article 55 above.

157.	157.1

Without derogating from the foregoing, the company may give a notice or document to a shareholder by personal delivery, post, fax or email; delivery by post shall be done by mailing the notice or document to the shareholder's address as recorded in the register, or if no such address is recorded, to the address for sending notices to him which the shareholder informed the company in writing. A notice transmitted by fax shall be sent to the shareholder at the fax number which he informed the company of in writing. A notice transmitted by email shall be sent to the shareholder at the email address which he gave to the company.

157.2	(a)	A notice or document which was personally delivered to a shareholder shall be deemed to have been received at the time when it was handed over to him.

(b)	A notice or document which was sent by post shall be deemed to have been lawfully served if it was handed over at a post office in a lawfully stamped envelope bearing the correct address. The notice shall be deemed to have been delivered at the time when the letter was sent in the usual way by the postal service, not being later than two days from the date on which the envelope containing the notice as aforesaid was handed over at the post office.

(c)	A notice which was sent by fax or email shall be deemed to have been delivered twenty-four hours after being transmitted.

158.	Without derogating from the foregoing, the company may give a notice to the shareholders by publishing it one time in two daily newspapers printed in Israel, in the Hebrew language, whether in addition to or instead of delivering the notice as stated in article 157 above. The date of the publication in the newspaper shall be regarded as the date on which the notice was received by the shareholders.

159.	The company may give notice of the submission of a document at the office or at any other place which the board of directors shall decide upon or in any other way, including through the Internet.

160.	In the case of joint proprietors of a share, the company may deliver a notice or document by sending it to the shareholder whose name appears first in relation to that share in the register of shareholders.

161.	The handing over of a notice or other document to a relative of the person they are intended for who resides with him shall be deemed to have been delivered to that person.

162.	Any notice given in relation to a share which a person became entitled to by law, through transfer or in some another way, shall be binding on him if it was lawfully served on the person from whom he derived his right to that share, before his details were recorded in the register.

163.	Any document or notice which was given to a shareholder in the company pursuant to the provisions of these articles shall be regarded as having been lawfully delivered despite the death, bankruptcy or liquidation of that shareholder or an endorsement of his/its right to the shares, according to law (whether the company knew of such an event or not), as long as no other party had been registered as the shareholder in his/its place, and the dispatch or delivery as aforesaid shall be regarded as sufficient for all purposes regarding any person interested in the shares in question and/or who is entitled to them by virtue of an endorsement of right, according to law, whether jointly with the said shareholder or through him or in his place.

164.	Subject to the provisions of any law, a shareholder, director or any other person who is entitled to receive a notice under these articles or by law, may relinquish that entitlement, whether in advance or ex post facto, whether in relation to a particular case or in general, following which the notice shall be regarded as having been lawfully given, and any proceeding or action for which it had been necessary to give the notice shall be regarded as valid and effective.

165.	A letter signed by a director or the company secretary and confirming that a document had been sent or a notice given in one of the ways described in these articles, shall be regarded as decisive proof regarding its entire contents.

166.	Whenever it shall be necessary to give several days prior notice or a notice which shall be valid for a certain period, unless stipulated otherwise, the day of delivery shall be included for the purpose of counting the number of days or the period. A notice which was given in more than one of the ways specified above, shall be deemed to have been received on the earliest date on which it is regarded as having been delivered, as aforesaid.

Merger

167.	Subject to any statutory provision to the contrary, merger approval as stated in section 327 of the Companies Law, shall be given by a simple majority at a general meeting or class meeting, as the case may be.

Liquidation

168.	Subject to any statutory restrictions, whether within the framework of a voluntary or a court liquidation, the liquidator may, pursuant to a resolution adopted by simple majority, carry out a distribution in kind between the shareholders of all or part of the surplus property or deposit any part of it as the liquidator shall see fit with trustees who shall hold it on trust in favor of the shareholders. For the purpose of distributing the surplus property in kind, the liquidator may ascertain the proper value of the property which is to be distributed and decide how the distribution is to be implemented between the shareholders, having regard to the rights to the different classes of shares in the company which they own.